Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Allied Esports Entertainment, Inc

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock	Other	300,000	$1.17	$351,000	$110.20 per $1,000,000	$38.68
-	-	-	-	-	-	-	-
-	-	-	-	-	-	-
Total Offering Amounts					$351,000		$38.68
Total Fee Offsets							-
Net Fee Due							$38.68

(1)	There is also being registered hereunder an indeterminate number of additional shares of common stock as shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Estimated in accordance with Rule 457(h)(1) and Rule 457(c) solely for purposes of calculating the registration fee. The maximum price per shares of common stock and the maximum aggregate offering price are based on the average of the $1.20 (high) and $1.15 (low) sale price of the registrant’s common stock as reported on the Nasdaq Capital Market on October 10, 2022, which date is within five business days prior to filing this Registration Statement.

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed Offset Claimed	Fee Paid with Fee Offset Source
Rules 457(p)
Fee Offset Claims	-	-	-	-	-	-	-	-	-	-	-
Fee Offset Sources	-	-	-	-	-	-	-	-	-	-	-